FOR IMMEDIATE RELEASE

             MAXXIM MEDICAL, INC. EXTENDS CASH TENDER OFFER FOR ITS
           10 1/2% SENIOR SUBORDINATED NOTES DUE 2006 AND RESETS PRICE


      CLEARWATER, FL, October 27, 1999 - Maxxim Medical, Inc. (NYSE: MAM) today announced that it has extended the time and date of the expiration for its offer to purchase for cash any and all of the $100 million aggregate principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2006 to 12:01 a.m., New York City time, on Wednesday, November 10, 1999 (the "Tender Offer Expiration Date"), unless further extended. The tender offer had been scheduled to expire at 12:01 a.m., New York City time, on Friday, October 29, 1999.

      Maxxim also announced that it has set a new Price Determination Date of October 27, 1999. Based upon an assumed payment date of November 10, 1999, the consideration to be paid for each $1,000 principal amount of validly tendered Notes not withdrawn (the "Tender Offer Consideration") would be (i) $1,092.15, the present value of $1,052.50 (the redemption price payable on August 1, 2001 (the first date on which the Notes are redeemable)) determined on the basis of the yield (the "Tender Offer Yield") to August 1, 2001 equal to the sum of (x) 5.94% (the yield on the 5 1/2% U.S. Treasury Note due July 31, 2001, as calculated by Chase Securities Inc. in accordance with standard market practice, based on the bid price for such security as of 2:00 p.m., New York City time, on October 27, 1999 (the "Price Determination Date"), the tenth business day immediately preceding the Tender Offer Expiration Date, as displayed on the Bloomberg Government Pricing Monitor on "Page PX4") plus (y) 50 basis points, plus (ii) the present value on the date on which the Notes are accepted for payment (the "Payment Date") of each of the interest payments on the Notes scheduled to be paid after the Payment Date up to and including August 1, 2001, determined on the basis of the Tender Offer Yield, less accrued and unpaid interest up to, but not including, the Payment Date, minus (iii) $20.00. Tendering holders will also receive accrued and unpaid interest up to, but not including, the Payment Date. In addition to the Tender Offer Consideration, the Company will pay to each registered holder of the Notes who validly delivered a consent on or prior to 5:00 p.m., New York City time, on October 15, 1999 (the "Consent Expiration Date") an amount in cash equal to $20.00 for each $1,000 principal amount of the Notes for which consents were delivered and not validly revoked as of the Consent Expiration Date and as to which the related tendered Notes are not withdrawn prior to the Tender Offer Expiration Date, with such payment being made on the Payment Date. The total consideration with respect to each $1,000 principal amount of the validly tendered Notes and the related validly delivered consent would be $1,112.15, based upon the assumed Payment Date.

      As previously announced, holders of over $99.9 million of the Notes had delivered consents to the amendments and tendered their Notes prior to the Consent Expiration Date. As of the date of this release, no Notes had been withdrawn. Tendered Notes may be withdrawn at any time prior to the Tender Offer Expiration Date.

      In the event that the offer to purchase the Notes is extended for any period of time longer than ten full business days from the previously scheduled Tender Offer Expiration Date, a new

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Price Determination Date will be established. In the event that the offer to purchase the Notes is extended for any period of time less than ten full business days from the previously scheduled Tender Offer Expiration Date, a new Price Determination Date may be established. In either event, the Tender Offer Expiration Date will not be less than ten business days from such new Price Determination Date.

      Maxxim commenced the tender offer in connection with its previously announced proposal to merge with Fox Paine Medic Acquisition Corporation and recapitalize the company. Assuming that the various conditions to closing the transactions have been satisfied or waived, Maxxim currently expects to consummate the merger and the tender offer in mid-November 1999, although there can be no assurance that the closing will not be later.

      Information regarding the pricing, tender and delivery procedures and conditions of the tender offer are contained in the Offer to Purchase and Consent Solicitation Statement dated September 30, 1999 (the "Statement") and related documents, which have been sent to the holders of the Notes. Chase Securities Inc. is the exclusive Dealer Manager and Solicitation Agent for the tender offer. Any questions regarding the tender offer may be directed to Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). The Statement and related documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

      Maxxim Medical, Inc. is a diversified developer, manufacturer, distributor and marketer of specialty medical products.

      This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer and consent solicitations are made only by the Statement and related documents.

CONTACT:    Mary Lugris
            Investor Relations
            (727) 561-2100